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FORM 4                                          U.S. SECURITIES AND EXCHANGE COMMISSION                         OMB APPROVAL
                                                      WASHINGTON, D.C.   20549                          OMB NUMBER:        3235-028
[ ] Check this box if no longer                                                                         Expires:       May 31, 1994
    subject to Section 16.  Form 4                                                                      Estimate average burden
    or Form 5 obligations may                                                                           hours per response..... 0.5
    continue.  See Instructions 1(b)

                                              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                                  Filed pursuant to Section 16(a) of the Securities Exchange Act of
                               1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                          Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)

1.Name and Address of Reporting Person* 2. Issuer Name and Ticker                      6. Relationship of Reporting Person to Issuer
  Gotham Partners, L.P./Section H          or Trading Symbol                                        (Check all applicable)
  Partners, L.P./William Ackman/David      Hallwood Realty Partners, L.P.
  Berkowitz                                Trading Symbol:  HRY                              Director                 X   10% Owner
                                                                                        -----                       -----
                                                                                              Officer (give               Other
(Last)       (First)    (Middle)        3. IRS or Social Security  4. Statement for     -----          title below) ----- (specify
   c/o Gotham Partners, L.P.               Number of Reporting        Month/Year                                           below)
                                           Person (voluntary)         September, 1996
                                                                                            --------------------------------
             (Street)                                              5  If Amendment,
   237 Park Avenue, 9th Floor                                         Date of Original
                                                                      (Month/Year)

(City)       (State)       (Zip)
New York, New York 10017

                                       TABLE I  NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security                    2. Trans-  3. Trans-     4. Securities Acquired    5. Amount of  6. Owner-    7. Nature
   (Instr. 3)                              action     action        (A)or Disposed of (D)     Securities    ship         of
                                           Date       Code                                    Benefic-      Form:        Indirect
                                                      (Instr. 8)       (Instr. 3, 4 and 5)    ially         Direct       Bene-
                                        (Month/                                               Owned at      (D) or       ficial
                                         Day/      Code     V      Amount  (A) or Price       End of        Indirect     Owner-
                                         Year)                             (D)                Month         (I)          ship
                                                                                              (Instr. 3     (Instr.      (Instr.
                                                                                              and 4)        4)           4)
Units representing limited
partnership interests                   9/4/96      P            7,000       A     $28.56/  247,994       D
										   unit     units



















Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.	             (Over)
*  (Print or Type Responses)                                                                                        SEC 1474 (8-92)
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
                       TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (e.g., puts, calls, warrants, options, convertible securities)

1.Title of    2.Conver-  3.Trans-  4.Transac-   5.Number of    6.Date Exer- 7.Title      8.Price  9.Number    10.Owner-   11.Na-
  Derivative    sion or    action    tion Code    Derivative     cisable      and Amount   of       of Deriv-    ship        ture
  Security      Exercise   Date      (Instr. 8)   Securities     and Expir-   of Under-    Deriv-   ative        Form        of In-
  (Instr. 3)    Price      (Month/                Acquired (A)   ation Date   lying        ative    Secur-       of De-      direct
                of         Day/                   or Disposed    (Month/      Securities   Secur-   ities        rivative    Bene-
                Deriva-    Year)                  of (D)         Day/Year)                 ity      Bene-        Secu-       ficial
                tive                              (Instr. 3,-                 (Instr. 3    (Instr   ficially     rity;       Own-
                Security                          4, and 5)                   and4)        . 5)     Owned        Direct      ership
                                                                                                    at End       (D) or      (Instr
                                                                                  Amount            of           Indi-       . 4)
                                                               Date  Expir-       or                Month        rect (I)
                                                               Exer- ation  Title Number            (Instr.      (Instr.
                                                               cisa- Date         of                4)           4)
                                   Code    V      (A)    (D)   ble                Shares











Explanation of Responses:					   GOTHAM PARTNERS, L.P.
								   By: Section H Partners, L.P., its general partner

								   By: KARENINA CORPORATION,
								   general partner of Section H Partners, L.P.

**  Intentional misstatements or omissions of facts
    constitute Federal Criminal Violations.			   /s/ William A. Ackman		            October 3, 1996
    See 18 U.S.C. 1001 and 15. U.S.C. 78ff(a).		           --------------------------------------------     ---------------
                                    				   **Signature of Reporting Person                       Date


								   By: DPB CORPORATION,
								   general partner of Section H Partners, L.P.


								   /s/ David P. Berkowitz			    October 3, 1996
								   -------------------------------------------	    ---------------
								   **Signature of Reporting Person		         Date


Note:	File three copies of this Form, one of which must be manually signed.  If space is insufficient,
	See Instruction 6 for procedure.
										                     	  	  	    Page 2
											                           SEC 1474 (8-92)

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